FORM OF PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and Opal Capital LLC (“Opal Capital”), intending to be legally bound, hereby agree with each other as follows:

1. The Trust hereby offers Opal Capital and Opal Capital hereby purchases one (1) share each (each, a “Share” and collectively, the “Shares”) of the Polen Dividend Income ETF and Polen International Dividend Income ETF (each, a “Fund” and collectively, the “Funds”) at price per Share equivalent to the net asset value per Share of the Funds as determined on [ ].

2. The Trust hereby acknowledges receipt from Opal Capital of funds in the amount of $[ ] in full payment for the Shares.

3. Opal Capital represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4. This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [ ].

The RBB Fund Trust

By:
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer, and Secretary

Opal Capital LLC

By:
Name:	Austin Graff
Title:	Chief Investment Officer